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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
                                                                        Contact:

                                                                     Andy Corbin
                           Executive Vice President and  Chief Financial Officer
                                                                  (212) 907-6079

                                                           The BISYS Group, Inc.
                                                                      (NYSE:BSG)
                                                                   www.bisys.com

       BISYS(R) UPDATES EARNINGS GUIDANCE FOR MARCH AND JUNE 2003 QUARTER

NEW YORK, N.Y. (April 8, 2003) -- The BISYS Group, Inc., a leading provider of business process outsourcing solutions for the financial services sector, today updated its earnings guidance for its current March and June fiscal quarters.

For the fiscal quarter ending March 31, BISYS anticipates reporting earnings per diluted share of $0.27, one cent lower than its previous guidance, and equal to that reported for the same period in fiscal 2002.

This reduction is due primarily to lower than anticipated insurance production in BISYS' "high-end" insurance business during the latter part of the March quarter, as well as continued softness in the education services market. Investment Services, Information Services, and BISYS' core insurance business all generally performed according to expectations.

Dennis Sheehan, president and CEO, commented "The overall modest internal growth that BISYS has experienced during the last several quarters continued during the March quarter and is expected to continue into our June quarter as well. Based upon current projections, we anticipate modest, sequential earnings growth for our fourth fiscal quarter, ending June 30, with earnings per diluted share ranging from $0.28 to $0.30."

According to Sheehan, "New client signings have been extremely strong, especially in the Investment Services Group. We have signed contracts representing more than $25 million of annualized recurring revenue for Investment Services during the last 30 days, which are scheduled to convert to our platforms during our first quarter of fiscal 2004. Our Information Services Group also continues to generate record cross-sales, and sales of our core insurance services continues to be strong.

                                     -more-

This backlog, combined with lower year-to-year comparisons for our "high-end" insurance business, which had an exceptionally strong year in fiscal 2002 followed by a significantly lower fiscal 2003, give us

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comfort that fiscal 2004 internal revenue growth beginning in July should accelerate. We are looking forward to an improved fiscal 2004 and will provide additional information and insights during our April 23rd earnings call."

ABOUT BISYS
The BISYS Group, Inc. (NYSE: BSG), headquartered in New York City, provides business process outsourcing solutions that enable investment firms, insurance companies, and banks to capitalize on convergence by entering new segments of the financial services industry. BISYS currently supports more than 20,000 domestic and international financial institutions and corporate clients through three business units. Its INVESTMENT SERVICES group provides administration and distribution services for approximately 400 clients, representing more than 1,950 mutual funds, hedge funds, private equity funds, and other alternative investment products with more than $560 billion in assets. BISYS' largest group also provides retirement services to more than 15,000 companies in partnership with 40 of the nation's leading banks and investment management companies, and offers analytical research and competitive intelligence through its Financial Research Corporation (FRC) subsidiary. Through its INSURANCE AND EDUCATION SERVICES group, BISYS is the nation's leading independent distributor of life insurance and the premier provider of the support services required to sell traditional and variable life, annuity, long-term care, and disability products. BISYS is also the nation's seventh largest property/casualty (P&C) wholesaler and the third largest independent wholesaler of commercial lines of P&C insurance. This group complements its insurance distribution services with a comprehensive compliance management solution that supports insurance and investment firms and professionals with more than 225 certification and continuing education training courses, and a sophisticated suite of licensing-related products and services. BISYS' INFORMATION SERVICES group provides information processing and imaging solutions to more than 1,150 financial institutions. This group also supports more than 120 insurance companies with a suite of asset retention solutions, and provides complete program management for corporate-sponsored cash management accounts. Additional information is available at www.bisys.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THE PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SAFE-HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING BUT NOT LIMITED TO ECONOMIC, COMPETITIVE, GOVERNMENTAL AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, MARKETS, SERVICES AND RELATED PRODUCTS, PRICES AND OTHER FACTORS DISCUSSED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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